                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                  COMMISSION FILE NUMBER 0-31102

                        LPBP INC. (FORMERLY HEMOSOL INC.)
             (Exact name of registrant as specified in its charter)


                           100 INTERNATIONAL BOULEVARD
                            TORONTO, ONTARIO, CANADA
                                     M9W 6J6

   (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                                  COMMON SHARES
            (Title of each class of securities covered by this Form)

                          CLASS A VOTING COMMON SHARES
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)        [ ]           Rule 12h-3(b)(1)(i)        [ ]
         Rule 12g-4(a)(1)(ii)       [ ]           Rule 12h-3(b)(1)(ii)       [ ]
         Rule 12g-4(a)(2)(i)        [X]           Rule 12h-3(b)(2)(i)        [ ]
         Rule 12g-4(a)(2)(ii)       [ ]           Rule 12h-3(b)(2)(ii)       [ ]
                                                  Rule 15d-6                 [ ]


Approximate number of holders of record as of the certification or notice date: 0

Pursuant to the requirements of the Securities Exchange Act of 1934, LPBP Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  April 30, 2004                 By: /s/ John Anderson
                                          -----------------------------------
                                          John Anderson
                                          President, Chief Executive Officer and
                                          Chief Financial Officer